LightPath Technologies Completes $750,000 SBIR Phase II Contract From the U.S. Navy

Creates Platform to Develop Large Diameter Molded Infrared Aspheric Lenses

ORLANDO, FL -- (Marketwire - September 20, 2010) - LightPath Technologies, Inc. (NASDAQ: LPTH), a global manufacturer, distributor and integrator of patented optical components and assemblies, announced today that the Company has completed a $750,000 Phase II SBIR contract award from the U.S. Navy, under the direction of the Air Force Research Laboratory (AFRL), for developing molding capabilities for infrared lenses using chalcogenide glass.

The completion of the SBIR has created a platform for LightPath to develop large diameter molded infrared aspheric lenses. LightPath currently sells molded infrared lenses and thermal imaging assemblies as part of the larger thermal imaging, thermography and gas sensing markets. These expanding markets have a combined estimated value of over $2.5 Billion.

LightPath CEO Jim Gaynor commented, "LightPath has enjoyed collaborating with the US Navy and US Air Force to develop new technologies for molding infrared lenses. Completion of this SBIR contract has enabled LightPath to not only bring low cost, molded infrared optics to the defense market, but also bring to market high volume infrared lenses for commercial OEM applications. The completion of this SBIR contract significantly increases LightPath's potential market share in the infrared optics markets by enabling LightPath to produce molded lenses that are larger in diameter that previously possible."

About LightPath Technologies
LightPath manufactures optical products including precision molded aspheric optics, GRADIUM® glass products, proprietary collimator assemblies, laser components utilizing proprietary automation technology, higher-level assemblies and packing solutions. The Company's products are used in various markets, including industrial, medical, defense, test & measurement and telecommunications. LightPath has a strong patent portfolio that has been granted or licensed within these fields. For more information, visit www.lightpath.com.

This news release includes statements that constitute forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. This information may involve risks and uncertainties that could cause actual results to differ materially from such forward-looking statements. Factors that could cause or contribute to such differences include, but are not limited to, factors detailed by LightPath Technologies, Inc. in its public filings with the Securities and Exchange Commission. Except as required under the federal securities laws and the rules and regulations of the Securities and Exchange Commission, we do not have any intention or obligation to update publicly any forward-looking statements whether as a result of new information, future events or otherwise.

GRADIUM® is a registered trademark of LightPath Technologies

Contact:
Ray Pini
Director of Marketing
LightPath Technologies, Inc.
Tel: +1-407-382-4003 x336
Email: rpini@lightpath.com
Web: www.lightpath.com